Exhibit 4.18

LABORATORY SERVICES AGREEMENT

This Laboratory Services Agreement (“Agreement”) is made and entered into effective as of April 10, 2009, (the “Effective Date”) by and between Rosetta Genomics Inc., a corporation organized under the laws of Delaware, having a principal place of business at 3711 Market St., Suite 740, Philadelphia, PA, 19104 (“Rosetta”), and Prometheus Laboratories Inc., a California corporation, having its principal place of business at 9410 Carroll Park Drive, San Diego, CA 92121 USA (“Prometheus”).  Rosetta and Prometheus each may be referred to herein as a “Party” or collectively as the “Parties”.

Recitals

Whereas, the Parties have entered into that certain License Agreement simultaneously herewith for the license to Prometheus of certain intellectual property rights owned or controlled by Rosetta covering certain Diagnostic Tests which will be exploited by Prometheus in the Prometheus Territory (the “License Agreement”; capitalized terms not defined herein shall have the definitions ascribed in the License Agreement);

Whereas, Rosetta is capable of performing the Diagnostic Tests; and

Whereas, in connection with Prometheus’ Exploitation of its rights under the License Agreement, Prometheus desires that Rosetta provide the Services (as defined below) under the terms and conditions set forth in this Agreement and Rosetta desires to provide the Services for Prometheus.

Agreement

Now Therefore, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	THE SCOPE OF THE SERVICES

1.1           The Services.  Rosetta shall perform the Diagnostic Tests for Prometheus with respect to specimens sent by Prometheus to Rosetta and obtained from any person inside the Prometheus Territory (the “Services”).

1.2           SOP.  Rosetta shall perform each Diagnostic Test according to the standard operating procedures (“SOP”) agreed upon in writing by the Parties, which may be amended from time to time subject to the Parties’ mutual written consent.  Rosetta agrees not to change or deviate from the SOP without Prometheus’ prior written approval.

1.3           Customer Service.  Prometheus shall be solely responsible for all customer service relating to the Services, including opening customer accounts, ordering and disseminating collection kits to customer accounts,  paying for and tracking the shipment of Laboratory Samples (defined below) to Rosetta at the Licensed Facility (defined below), and providing to customer the Test Results (defined below) supplied by Rosetta to Prometheus.

1.4           Standard Disclaimers.  Prometheus shall provide in writing to all customers that order Diagnostic Tests the standard disclaimers and collection instructions attached hereto as Exhibit 2, as such Exhibit may be modified from time to time upon the mutual written agreement of the Parties.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

2.	CONDUCT OF DIAGNOSTIC TESTS

2.1	Performance of Services.

a)           Rosetta shall timely perform all Services to meet the requirements of Prometheus and its Affiliates in the Prometheus Territory, in accordance with Rosetta’s maximum turnaround time for the performance of each Diagnostic Test set forth in Section 4.1 and business operating procedures agreed in writing by the Parties from time to time.  Rosetta will process Laboratory Samples in the order received unless otherwise requested in writing by Prometheus, and, notwithstanding anything herein, (unless otherwise agreed to in writing by a duly authorized representative of Rosetta) in no event shall Rosetta be required to process more than [***] Laboratory Samples per business day.

b)           Rosetta shall use reasonable care and comply with generally prevailing industry standards in the performance of the Services and in the preparation of all findings, conclusions, assessments and reports in connection therewith.  Rosetta shall perform the Services in compliance with all Laws.

2.2           Further Information. After a Diagnostic Test has been completed, Rosetta may be requested by Prometheus to provide additional information concerning any Diagnostic Test performed by Rosetta, including such information and other scientific or technical information reasonably required to be disclosed to fulfill the objectives of  42 C.F.R. 493.1445(9) and as reasonably provided by CLIA certified laboratories.  Upon such a request by Prometheus or a Prometheus customer, Rosetta shall provide the requested information subject to generally accepted industry standards relating to the protection of confidential information.  Under no circumstances shall Rosetta be required to make any clinical decision or offer any clinical interpretation of the Test Results (defined below).  Rosetta shall make available upon reasonable request its laboratory director and a senior scientist to be identified by Rosetta to address questions relating to the Diagnostic Tests which may arise from health professionals from time to time during the Term of this Agreement.  Notwithstanding the foregoing, the Parties shall use reasonable efforts to work together in good faith to protect information which each party considers and has previously protected as strictly confidential information.

2.3           Laboratory Samples.  Prometheus shall be responsible for supplying collection kits to customers and delivering Laboratory Samples to Rosetta for testing.  Rosetta shall dispose of any waste generated from its possession, testing or creation of the Laboratory Samples in accordance with all Laws and the terms of the applicable SOP.  For the purposes of this Section, “Laboratory Samples” shall mean any tissue sample that Prometheus furnishes to Rosetta for any purpose related to this Agreement, or that Rosetta creates as a result of performing the Services for Prometheus.

2.4           Laboratory Location; Visits. Unless otherwise agreed by Prometheus in writing, all Services to be performed by Rosetta hereunder shall be performed at its licensed laboratory facility located at 3711 Market Street, Suite 740, Philadelphia, PA 19104 (the “Licensed Facility”), provided that Rosetta shall have the right to change the location of the Licensed Facility to a substantially equivalent and appropriately licensed laboratory facility within the United States upon one hundred thirty-five (135) days’ prior written notice to Prometheus.  Prometheus’ designated representatives may visit the Licensed Facility upon reasonable advance notice and with reasonable frequency to observe the performance of the Services and to ensure compliance with this Agreement.  Such Prometheus representatives shall be subject to and bound by the applicable confidentiality obligations set forth in Section 6.1.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

3.	PERSONNEL

Rosetta shall provide a sufficient number of qualified personnel to support Rosetta’s obligations under this Agreement and to timely perform all Services in accordance with this Agreement.  Rosetta shall have the right, in its sole discretion, to engage appropriately qualified, non-employee staff on a contract basis to perform the Services at the Licensed Facility.  Rosetta shall not otherwise subcontract all or any portion of the Services to any third party without Prometheus’ prior written consent.  Rosetta shall obtain all appropriate agreements (e.g. non-disclosure and inventions assignment agreements) from its employees, agents and contractors sufficient to ensure full compliance with all of the provisions of this Agreement.

4.	RECORDS AND REPORTS

4.1           Test Results.  Rosetta shall use commercially reasonable efforts to furnish a report to Prometheus providing the data and results of the applicable Diagnostic Test as specified in the SOP (the “Test Results”) within [***] of the delivery of each Laboratory Sample to Rosetta (with Laboratory Samples received by Rosetta after 12 noon being treated as having been delivered on the following business day), subject to the limit on the number of Laboratory Samples to be processed in any single business day as set forth in Section 2.1.  Each Laboratory Sample will be supplied to Rosetta in two (2) collection tubes containing the  tissue to be tested.  If, having started to run the Diagnostic Test on the first tube, Rosetta determines that the tissue in the first tube is not adequate to complete the Diagnostic Test, Rosetta shall so notify Prometheus in accordance with the SOP, and Rosetta shall be entitled to an extension of an additional [***] to provide the Test Results using the second tube.  All Test Results shall be branded by Prometheus and shall be in the standard format of Rosetta unless otherwise specified in the SOP, and shall be prepared in accordance with all Laws.  All Test Results, Laboratory Samples, slides and tissue shall be owned by Prometheus and shall be Prometheus’ Confidential Information, provided that Rosetta shall be entitled to retain a copy of all Test Results for its records and to discuss the Test Results with Prometheus’ customers pursuant to Section 2.2.  Without prejudice to Section 10 hereof, Rosetta shall maintain ownership of all physical copies of laboratory notebooks and other original records of the work done to produce the Test Results and shall be authorized to use and archive such items for purposes of regulatory compliance, provided that Prometheus shall be entitled to retain a copy of all such notebooks and records and use and disclose the same for Prometheus’ and its Affiliates’ business purposes.

4.2    Records.

a)           Rosetta shall keep complete and accurate records of the status and progress of each Diagnostic Test, as required by the SOP and all Laws, and shall maintain records covering such Diagnostic Test and all other Services in compliance with all Laws.  Such records shall be owned by Rosetta and shall constitute Prometheus Confidential Information, provided that Rosetta shall be entitled to retain and use such records for the purpose of regulatory compliance.

b)           Each Party hereto shall permit, and shall ensure that any subcontractor permits, the United States Department of Health and Human Services and General Accounting Office to review appropriate books and records relating to the performance hereunder to the extent required under Section 1861(v)(1)(I) of the Social Security Act, 42 U.S.C. Section 1395x(v)(1)(I), or any successor law or regulation for a period of four (4) years following the last day such Party provided services hereunder.  The access shall be provided in accordance with the provisions of 42 C.F.R. Part 420, Subpart D.

c)           If Rosetta carries out any of the duties of this Agreement through a subcontract, with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary of the United States Department of Health and Human Services or upon request to the Comptroller General of the United States, or any of their duly authorized representatives, the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of the costs incurred pursuant to such subcontract.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

5.	COMPENSATION

5.1           Compensation.  Prometheus shall pay Rosetta in accordance with the pricing set forth in the fee schedule attached hereto in Exhibit 1 (“Fee Schedule”) for the applicable Diagnostic Test.  Rosetta shall invoice Prometheus pursuant to a single invoice at the beginning of each calendar month for all Test Results provided by Rosetta during the prior calendar month.  Invoices are due and payable within thirty (30) days after receipt by Prometheus, and Prometheus agrees to pay all invoices submitted provided that such Services were performed by Rosetta in accordance with the SOP and are not the subject of a bona fide dispute.  All invoices and payments due pursuant to this Agreement shall be in United States Dollars.  Each invoice shall be accompanied by a report specifying, for each Diagnostic Test conducted in the prior month, the type, quantity, and price of each Diagnostic Test conducted.  Any necessary and appropriate changes in the Fee Schedule for any Diagnostic Test, as revised by amendments thereto, will be subject to written approval by authorized representatives of Rosetta and Prometheus.

5.2           Delays.  Rosetta shall promptly notify Prometheus if it believes it will be delayed in the provision of any Test Result by more than two (2) business days in excess of the time specified in Section 4.1.

6.	PRIVACY; CONFIDENTIALITY

6.1           Confidentiality.  The provisions of Section 6 of the License Agreement shall be deemed incorporated herein, with references to the “Agreement” therein being construed as references to this Agreement as well.  Any Prometheus representatives that visit the Licensed Facility will use reasonable efforts to avoid accessing or observing any confidential information of Rosetta unrelated to the Services, or any confidential information of Rosetta’s other licensees, collaborators or customers, and shall follow all reasonable instructions of Rosetta’s personnel with respect to such matters. In the event that Prometheus’ representatives do access or observe any such confidential information, it shall be treated as Rosetta Confidential Information; provided that notwithstanding anything to the contrary in Section 6.1.1 of the License Agreement, Prometheus shall not be entitled to use such information for any purpose or to disclose it to any other of its employees, Affiliates, contractors, Sublicensees or third party except as expressly stated in Section 6.1.3 of the License Agreement.

6.2           Privacy.  The Parties acknowledge the applicability of the privacy standards as set forth in the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191 ("HIPAA") and all regulations promulgated thereunder by the U.S. Department of Health and Human Services, including 45 C.F.R. §§ 164.500-164.534 (the "Privacy Rule ") and 164.302-164.318 (the "Security Standards") as the same may be amended from time to time, and agree that each will comply with their respective obligations as required by HIPAA and any other applicable privacy laws.  Further, the Parties agree to take all other reasonable steps to protect the confidentiality of any patient health and medical information in compliance with all Laws.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

7.	USE OF NAMES

Neither Party will use the other Party’s name or the name of any employee of the other Party in any advertising, packaging, or promotional material, except as required or permitted under the License Agreement or agreed in writing by the Parties.

8.	WARRANTIES

Rosetta hereby represents and warrants that:

8.1           the Services provided to Prometheus in connection with each Diagnostic Test conducted under this Agreement shall conform to the SOP for such Diagnostic Test (unless otherwise agreed by the Parties in writing) and shall be in compliance with all Laws; provided, however, that Rosetta makes no representation and gives no warranty that the Diagnostic Tests may be performed in compliance with Law on Laboratory Samples obtained in New York, Florida, Maryland or California until such time as Rosetta’s pending state license applications in such states issue.  Rosetta shall use commercially reasonable efforts to obtain all licenses in New York, Florida, Maryland and California which are necessary to in order perform the Services with respect to Laboratory Samples collected in such states.  Rosetta shall promptly notify Prometheus upon the issuance of each such state license and thereafter Rosetta shall maintain such state license in good standing for the remainder of the Term. Rosetta shall not perform any Diagnostic Tests on any Laboratory Samples obtained from states where it is not properly licensed to provide the Services; provided, however, that Rosetta shall be entitled to rely on the information supplied by Prometheus or its customers as to the state in which a given Laboratory Sample has been obtained.

8.2           the Licensed Facility is, and at all times during the Term shall be, licensed or certified according to all applicable Laws.  Rosetta shall provide Prometheus with a copy of each of Rosetta’s licenses and certifications upon request; and

8.3           it is not now nor has it ever been sanctioned, debarred, suspended, or excluded from participation in any federally funded health care program, including Medicare or Medicaid, and agrees that it shall notify Prometheus in the event of any adverse action relating to its license, permit, certification or right to receive reimbursement from any federally funded health care program, including Medicare and Medicaid.

9.	INDEMNITIES

9.1           Indemnification by Rosetta.  Rosetta shall indemnify, defend and hold harmless Prometheus and its officers, directors, employees, agents and representatives (“Prometheus Indemnitees”) from and against any and all liabilities, claims, demands, actions, suits, losses, damages, fines, sanctions, costs and expenses (including reasonable attorneys’ fees) arising from third party claims, including investigations or actions by any government agency, to the extent based upon or arising out of Rosetta’s negligence, willful or deliberate misconduct, recklessness or Rosetta’s breach of any covenant, agreement, representation or warranty made by Rosetta in this Agreement; provided, however, that Rosetta shall not be required to indemnify a Prometheus Indemnitee to the extent such claims arise from the negligence, willful or deliberate misconduct, or recklessness of a Prometheus Indemnitee or Prometheus’ breach of this Agreement.

9.2           Indemnification by Prometheus.  Prometheus shall indemnify, defend and hold harmless Rosetta and its officers, directors, employees, agents and representatives (“Rosetta Indemnitees”) from and against any and all liabilities, claims, demands, actions, suits, losses, damages, fines, sanctions, costs and expenses (including reasonable attorneys’ fees) arising from third party claims, including investigations or actions by any government agency, to the extent based upon or arising out of Prometheus’ negligence, willful or deliberate misconduct, recklessness or Prometheus’ breach of any covenant, agreement, representation or warranty made by Prometheus in this Agreement; provided, however, that Prometheus shall not be required to indemnify a Rosetta Indemnitee to the extent such claims arise from the negligence, willful or deliberate misconduct, or recklessness of a Rosetta Indemnitee or Rosetta’s breach of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

9.3           Indemnification Procedure. The provisions of Section 8.3 of the License Agreement shall be deemed incorporated herein, with references to the “Agreement” therein being construed as references to this Agreement as well.

10.	OWNERSHIP

10.1           Ownership of Prometheus IP.  Subject to any provision to the contrary in the License Agreement or this Agreement, all intellectual property rights in any materials, processes, inventions and/or discoveries relating to Prometheus’ performance under this Agreement, shall remain the sole and exclusive property of Prometheus (the “Prometheus IP”) and shall be subject to any licenses applicable thereto under the License Agreement.

10.2           Ownership of Rosetta IP. Subject to any provision to the contrary in the License Agreement or this Agreement, all intellectual property rights in any inventions and/or discoveries relating to Rosetta’s performance of the Services, including all testing methods and processes employed by Rosetta, and whether created outside of or during the course of Rosetta’s performance of the Services, are and shall remain the sole and exclusive property of Rosetta (the “Rosetta IP”) and shall be subject to any licenses applicable thereto under the License Agreement.

11.	INSURANCE

Without limiting Section 8.4 (Insurance) of the License Agreement, each Party shall carry insurance sufficient to cover its interest or liabilities hereunder including, but not limited to worker’s compensation and comprehensive general liability.  At a minimum, each Party shall obtain and maintain in force during the term of this Agreement, comprehensive general liability insurance in the amount of [***] per occurrence and [***] in the annual aggregate plus professional liability insurance in the amount of [***] per occurrence and [***] in the aggregate.

12.	TERM AND TERMINATION

12.1           Term.  Unless earlier terminated by the Parties as set forth below, this Agreement will commence on the Effective Date and will continue for one (1) year and from year to year thereafter unless terminated as set forth herein (the “Term”).

12.2           Termination for Convenience.  Prometheus shall have the right to terminate the Services in their entirety or with respect to any one or more Diagnostic Tests at any time without cause upon sixty (60) days prior written notice to Rosetta.  Rosetta shall have the right to terminate the Services in their entirety or with respect to any one or more Diagnostic Tests at any time without cause upon ninety (90) days prior written notice to Prometheus, to be given no earlier than ninety (90) days prior to the third (3rd) anniversary of the Effective Date.

12.3           Termination for Breach.  Either Party may terminate this Agreement at any time upon sixty (60) days prior written notice to the other Party (or thirty (30) days in the case of a breach consisting of a failure by a Party to make timely payment of any amount that is not the subject a bona fide dispute and is due under this Agreement pursuant to a properly rendered invoice), for material breach of this Agreement by the other Party where such breach is not remedied to the non-breaching Party’s reasonable satisfaction within the applicable notice period.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

12.4           Termination upon Termination of License Agreement.  This Agreement shall automatically terminate in the event that the License Agreement is terminated pursuant to its terms.

12.5           Consequences of Termination.  Upon termination of this Agreement for any reason, Rosetta shall complete the performance of any Diagnostic Tests previously ordered by Prometheus and/or its customers and shall submit a final invoice to Prometheus.  Prometheus shall pay such final invoice in accordance with Section 5.1 and otherwise comply with all terms and conditions of this Agreement relating to such Diagnostic Tests and payment therefor as if the Agreement were still in force.

12.6           Survival.  Upon expiration or termination of this Agreement, neither Party will have any further obligations under this Agreement, except that (i) the liabilities, including for payment, accrued through the date of termination and (ii) Article and Sections 4.2 (Records), 6 (Privacy; Confidentiality), 9 (Indemnity), 10 (Ownership), 11 (Insurance), 12.5 (Consequences of Termination), 12.6 (Survival), 13 (Dispute Resolution) and 14 (Miscellaneous) shall survive the expiration or termination of this Agreement.

13.	EXCLUSIONS OF LIABILITY; DISPUTE RESOLUTION

13.1           EXCEPT WITH RESPECT TO ANY INDEMNIFICATION OBLIGATION OWED WITH RESPECT TO A THIRD PARTY LOSS, A BREACH OF ARTICLE 6 (PRIVACY, CONFIDENTIALITY), NEITHER PARTY SHALL BE LIABLE (NOR SHALL ITS LICENSORS BE LIABLE) TO THE OTHER PARTY UNDER ANY CIRCUMSTANCES OR ANY LEGAL OR EQUITABLE THEORY, WHETHER IN CONTRACT, STRICT LIABILITY OR OTHERWISE, FOR ANY CONSEQUENTIAL DAMAGES EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OR ANY LIMITED REMEDY.  NOTWITHSTANDING THE FOREGOING, THESE LIMITATIONS SHALL NOT APPLY TO ANY THIRD-PARTY CLAIM THAT IS THE SUBJECT OF SECTION 9, TO THE EXTENT SUCH THIRD PARTY HAS BEEN AWARDED SUCH DAMAGES.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, THIS SECTION 13.1 SHALL IN NO WAY LIMIT EITHER PARTY’S RIGHTS TO SEEK AND/OR OBTAIN DIRECT DAMAGES, INCIDENTAL DAMAGES AND/OR LOST PROFITS, PROVIDED THAT IN NO EVENT SHALL ROSETTA BE LIABLE FOR THE COSTS OF SETTING UP A SUBSTITUTE LABORATORY TO CONDUCT THE DIAGNOSTIC TESTS, WHETHER SUCH COSTS ARE CHARACTERIZED AS INCIDENTAL OR DIRECT DAMAGES OR ANY OTHER FORM OF DAMAGES.

13.2           The provisions of Sections 11 of the License Agreement shall be deemed incorporated herein, with references to the “Agreement” therein being construed as references to this Agreement as well.

14.	MISCELLANEOUS

14.1    Notices. The provisions of Section 12.8 of the License Agreement shall be deemed incorporated herein, with references to the “Agreement” therein being construed as references to this Agreement as well

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

14.2           Independent Contractors.  The business relationship of Rosetta and Prometheus established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, employer, employee, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

14.3           Assignment; Headings.  This Agreement, and the rights and obligations hereunder, may not be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, without such written consent either Party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or its merger or consolidation with another company, provided that such successor is bound by the terms of this Agreement.  Headings and captions in this Agreement are for convenience only and are not to be used in the interpretation of this Agreement.

14.4           Right of Set-Off.  Notwithstanding anything to the contrary in this Agreement, Prometheus shall have a right to set-off any amounts due under this Agreement only against any damages incurred by Prometheus and/or its Affiliates under this Agreement, subject to the obligations under Section 11.3 of the License Agreement.

14.5           Entire Agreement.  This Agreement and the License Agreement, together with all attached Annexes and Schedules contain the entire understanding between the Parties relating to the subject matter hereof and supersede any and all prior agreements, understandings and arrangements, whether written or oral, between the Parties relating to such subject matter and to the extent relating to the Services.  In the event that there is a conflict between any provision of the License Agreement and any provision of this Agreement, the License Agreement shall prevail.  No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party unless in writing and signed by both Parties.

14.6           Unenforceability.  Both Parties hereby expressly state that it is the intention of neither Party to violate any Law.  If any of the provisions of this Agreement are held to be void or unenforceable, then the Parties shall use good faith efforts for a period of no more than ten (10) business days to replace such void or unenforceable provisions with valid and enforceable provisions which will achieve as far as possible the economic business intentions of the Parties, failing which, such void or unenforceable provisions shall be deemed to be severed from this Agreement without replacement.

14.7           Non-Exclusive Agreement.  Except as otherwise set forth in the License Agreement, this Agreement is not exclusive.  Accordingly, Prometheus and Rosetta shall have the right to enter into one or more agreements relating to the same or similar matters as are covered by this Agreement, and execution by Prometheus and Rosetta of such agreements shall not constitute a breach of this Agreement.

14.8           Governing Law; Counterparts.  This Agreement will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of New York, without regard to any choice of law principle that would dictate the application of the law of another jurisdiction.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but both of which together will constitute one and the same instrument.

14.9           Force Majeure.  A “Force Majeure Event” shall mean any cause or contingency beyond a Party’s reasonable control which is not reasonably preventable by taking precautions which are customary and/or prudent for a company and/or facility the size of that being operated by the affected Party (the Parties agree that such precautions shall not include maintaining a back-up laboratory facility), including, strikes or other labor disturbances, lockouts, riots, quarantines, communicable disease outbreaks, wars, acts of terrorism, fires, floods, storms, or compliance with any order or regulation of any Regulatory Authority acting within color of right and any circumstances caused by the other Party or, in the case of Prometheus and its Affiliates, their respective customers or any entity in their chain of distribution. If and to the extent that either Party is prevented or delayed by a Force Majeure Event from performing any of its obligations under this Agreement and promptly so notifies the other Party, specifying the matters constituting the Force Majeure Event together with such evidence in verification thereof as it can reasonably give and specifying the period for which it is estimated that the prevention or delay will continue, then the Party so affected shall be relieved of liability to the other for failure to perform or for delay in performing such obligations (as the case may be), but shall nevertheless use commercially reasonable efforts to resume full performance thereof, provided that if the Force Majeure Event continues for a period of ninety (90) days or more following notification, the Party whose performance is not affected by the Force Majeure Event may terminate this Agreement by giving not less than thirty (30) days prior notice to the other Party.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL

In Witness Whereof, duly authorized representatives of the Parties have signed this Agreement as of the Effective Date.

ROSETTA GENOMICS INC.

By:  /s/ Amir Avniel
Name: Amir Avniel
Title: CEO

PROMETHEUS LABORATORIES INC.

By:  /s/ Joseph M. Limber
Name:  Joseph M. Limber
Title:   President and Chief Executive Officer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Signature Page to Laboratory Services Agreement
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Exhibit 1

Fee Schedule

Squamous Test:	US $[***]
METS Test:	US $[***]
Mesothelioma Test:	US $[***]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
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Exhibit 2

Disclaimers and Collection Instructions

Prometheus diagnostic services provide important information to aid in the diagnosis and management of certain diseases and conditions.  How this information is used to guide patient care is the responsibility of the physician.

Specimen Instructions

The specimen collection instructions are attached hereto.  Such specimen collection instructions may not be modified by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, provided that Prometheus shall have the right to make non-substantive modifications without the prior consent of Rosetta.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Registrant’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL